Hoku Scientific Announces Progress on Financing Polysilicon Plant

Kapolei, Hawaii - December 5, 2007 - Hoku Scientific, Inc., (NASDAQ: HOKU) today announced that it has signed a non-binding term sheet with Merrill Lynch for Hoku Materials, Inc., its wholly-owned subsidiary, to borrow approximately up to $185 million for the construction, procurement and start-up of its planned polysilicon production plant in Pocatello, Idaho. The closing of the loan and the availability of the funds to Hoku Materials is subject to several conditions, including the completion by Merrill Lynch of its due diligence, the negotiation and execution of definitive loan and collateral documents, and the receipt of third-party consents. In addition, prior to receiving any of the loan proceeds, Hoku Scientific will be required to provide Hoku Materials with approximately $35 million in cash for use in the construction of the planned polysilicon plant. To meet this and other capital requirements, Hoku Scientific will be required to secure additional financing.

"Signing this term sheet is a milestone step towards financing the construction of our polysilicon plant," said Dustin Shindo, Chief Executive Officer of Hoku Scientific.

The Pocatello facility is expected to produce approximately 2,500 metric tons of solar-grade polysilicon per year when it is running at full capacity, and the first customer shipments are planned for the beginning of 2009. Hoku recently announced plans for Phase II of its planned polysilicon facilities, which would increase its capacity beyond 2,500 metric tons per year to meet its obligations to Solarfun Power Hong Kong Limited. Hoku began construction in May 2007 of its Phase I, 2,500 metric tons per year, facility, and estimates that total construction costs for Phase I will be approximately $290 million.

In addition to the loan and Hoku's cash contribution, Hoku's customers, SANYO Electric Co., Ltd., Suntech Power Holdings Co., Ltd., Global Expertise Wafer Division Ltd., and Solarfun Power Hong Kong Limited, have committed to prepay a combined total of approximately $240 million for future product shipments to support Hoku's construction and start-up costs. Receipt by Hoku of these prepayments is subject to Hoku's successful completion of specified plant construction, process implementation and production milestones.

This non-binding term sheet will expire on the earlier of the termination of negotiations between the parties or May 31, 2008. In addition, as the term sheet is preliminary and non-binding there may be additional material closing conditions required in connection with any transaction.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar is a provider of turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Scientific's ability to successfully fund the approximately $35 million cash requirement and other potential cash needs, Hoku Scientific and Hoku Materials' ability to satisfy other conditions to execute the loan documents with Merrill Lynch and close the $185 million loan to establish polysilicon manufacturing facilities; Hoku Materials' ability to complete the construction of a polysilicon manufacturing facility within the time required in its contracts with SANYO Electric Co., Ltd., Suntech Power Holdings Co., Ltd., Global Expertise Wafer Division, Ltd., and Solarfun Power Hong Kong Limited, and to meet the other milestones in these respective contracts to receive up to a combined total of $240 million in prepayments; its ability to engineer and construct a production plant for polysilicon; its ability to manufacture polysilicon; its cost to procure a facility that is capable of producing up to 2,500 metric tons of polysilicon per year; the ultimate production output of Hoku Materials' planned polysilicon facility; Hoku Materials' ability to meet the delivery schedules in its customer contracts; Hoku Materials' costs to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products; Hoku Scientific's future financial performance; Hoku Scientific's business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Hoku, Hoku Solar, Hoku Fuel Cells, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved.

CONTACTS For Hoku Scientific:
Tel: 808-682-7800 ir@hokusci.com

Source:

Hoku Scientific, Inc.